Exhibit 99.0

DiVall Insured Income Properties 2, L.P.

QUARTERLY NEWS

A publication of The Provo Group, Inc.	SECOND QUARTER 2009

2009 CONSENT VOTING UNDERWAY…We need your response!

Within the last two weeks, investors of record as of the close of business on June 30, 2009, should have received a Consent Statement and Consent Card in the mail which addresses the term extension of the Partnership from November 30, 2010 to November 30, 2020. The current market conditions (as we understand them) are detailed in the Consent Statement. We hope you have read these documents carefully and have already returned your Consent Card in the postage free and pre-addressed envelope mailed to you along with the Consent materials.

For those same investors of record, we have enclosed with this distribution mailing an additional investor Consent Card (pre-printed with your individual investor(s) information), as well as a new postage free and pre-addressed envelope. Please disregard these if you have already returned your signed Consent Card. Although these investors previously received a full set of Consent materials by mail, a PDF copy of the Definitive Consent Statement can also be viewed on and printed from the Internet via the new Partnership website at www.divallproperties.com (see the Investor Relations page). If using the Consent Card from the Internet, please call DiVall Investor Relations at 1-800-547-7686 for appropriate individual investor label information prior to signing and mailing.

You must return your signed Consent Card prior to October 31, 2009. If you do not sign and return your Consent Card, it is deemed a vote AGAINST the term extension of the Partnership for ten years to November 30, 2020. Please note that extending the term of the Partnership to 2020 does not mean that the properties will not be sold and the Partnership liquidated until 2020. If we do receive more than 50% of limited partner votes to extend the term of the Partnership, we will continue to circulate the biennial Consent for Sale vote every two years as we have done the past several years. Therefore, if the Partnership is extended to 2020, limited partners will continue to have the opportunity to vote for a “bulk” sale and the liquidation of the Partnership as early as May of 2011. In addition, we would continue to selectively sell individual properties when special and advantageous circumstances arise.

We believe that the amendment to the Partnership Agreement extending its term is in the best interest of the Partnership and the limited partners because, among other reasons and as more specifically described in the Consent Statement, the quality of the Partnership’s portfolio has improved due to the selective “pruning” (through individual sales) of properties with higher risk profiles with respect to future earnings. Your Advisory Board has been supportive of our selective pruning of the Partnership’s portfolio; however, the Advisory Board believes that it is prudent to hold the majority of the Partnership’s portfolio because of the fundamental strength of its core assets . . . namely the Wendy’s leases. In addition, “cap rates,” which are being applied in the triple-net lease marketplace, have risen markedly in the past eight months. As such cap rates rise, the property sales prices drop. We do not know if this rise in cap rates is a short term phenomenon or a long term adjustment in the market. However, we believe it is prudent not to try to sell into the current depressed real estate market if it is not necessary. Finally, the General Partner estimates a stable annual return of approximately 6% going forward, which would be difficult to replace in the current interest rate environment.

As your General Partner we recommend that you vote “FOR” the amendment to the Partnership Agreement to extend the term of the Partnership a period of 10 years to November 30, 2020.

SEE INSIDE
Distribution Highlights	2
Property Highlights	2
Questions & Answers	2
Contact Information	2

PAGE 2	DIVALL 2 QUARTERLY NEWS	2 Q 09

DISTRIBUTION HIGHLIGHTS

•

$275,000 ($5.94 per unit) distributed for the Second Quarter of 2009, which is $55,000 ($1.19 per unit) higher than originally projected. The variance is primarily due to unanticipated rental collections from both Daytona’s and Denny’s (see PROPERTY HIGHLIGHTS below) and the collection of a sales escrow deposit related to the Denny’s sales contract which was terminated in May of 2008.

•	The annualized “operating return” for the Second Quarter of 2009 was approximately 7%, based on the Net Unit Value (“NUV”) of $330 per unit as of December 31, 2008.

•

$1,557.23 to $1,408.06 range of cumulative distributions per unit from the first unit sold to the last unit sold before the offering closed (3/90). (Distributions are from both cash flow from operations and “net” cash activity from financing and investing activities).

PROPERTY HIGHLIGHTS

•

Des Moines, IA (operates as Daytona’s All Sports Café): The lease on the property was extended in 2008 for one year and expired as of February 28, 2009. The terms of a new twenty-seven (27) month lease (retroactive to March 1, 2009), was agreed to in July of 2009, and includes first year base rent of $72,000. Daytona’s will be continued to be charged month-to-month rent of $6,000 until the new lease is executed. Due to the vagaries of a sports bar, a lease renewal for Daytona’s was not included in the 2009 budget.

•

Phoenix, AZ (operates as a Denny’s restaurant): A lease on the property expired on April 30, 2009 and month-to-month rent of $6,000 was charged to the tenant for May of 2009. A new twenty-three (23) month lease was executed in June of 2009 and commenced on June 1, 2009. The first year base rent amounts to $72,000. Due to the uncertainty of a lease renewal, the Denny’s new lease was not included in the 2009 budget.

QUESTIONS AND ANSWERS

•	When can I expect my next distribution mailing?

Your distribution correspondence for the Third Quarter of 2009 is scheduled to be mailed on November 13, 2009.

•	What was the December 31, 2008 Net Unit Value (“NUV”)?

The Net Unit Value was $330 per unit. The Net Unit Value letter from the General Partner was included with the February 13, 2009 distribution mailing. Please note that the year-end NUV should be adjusted (reduced) for any subsequent property sales during the following year.

•	Where can I find the new Partnership website?

Please visit the website at www.divallproperties.com.

•	How do I have a question answered in the next Newsletter?

Please e-mail your specific question to Diane Conley (DiVall Controller) at dconley@theprovogroup.com by Monday, October 5, 2009 or visit the Investor Relations page at www.divallproperties.com.

•	I’ve moved. How do I update my account registration?

Please mail or fax to DiVall Investor Relations a signed letter stating your new address and telephone number. Updates cannot be accepted over the telephone or via voicemail messages.

•	If I have questions or comments, how can I reach DiVall Investor Relations?

You can reach DiVall Investor Relations at the address and/or number(s) listed below.

CONTACT INFORMATION

MAIL:	DiVall Investor Relations	PHONE: 1-800-547-7686
	c/o Phoenix American Financial Services, Inc.	FAX: 1-415-485-4553
2401 Kerner Blvd.
San Rafael, CA 94901

DIVALL INSURED INCOME PROPERTIES 2 L.P.

STATEMENTS OF INCOME AND CASH FLOW CHANGES

FOR THE THREE MONTH PERIOD ENDED JUNE 30, 2009

	PROJECTED	ACTUAL	VARIANCE
	2nd QUARTER 06/30/2009	2nd QUARTER 06/30/2009	BETTER (WORSE)
OPERATING REVENUES
Rental income	$285,487	$311,272	$25,785
Interest income	1,655	631	(1,024)
Other income	0	15,010	15,010

TOTAL OPERATING REVENUES	$287,142	$326,913	$39,771

OPERATING EXPENSES
Insurance	$8,682	$8,682	$0
Management fees	60,210	60,613	(403)
Overhead allowance	4,857	4,896	(39)
Advisory Board	2,625	2,625	0
Administrative	35,045	34,589	456
Professional services	25,800	24,721	1,079
Auditing	51,273	31,715	19,558
Legal	9,000	18,840	(9,840)
Property Expenses	25,996	14,626	11,370

TOTAL OPERATING EXPENSES	$223,488	$201,307	$22,181

INVESTIGATION AND RESTORATION EXPENSES	$0	$86	$(86)

NON-OPERATING EXPENSES
Depreciation	$47,526	$47,527	$(1)
Amortization	5,187	6,574	(1,387)

TOTAL NON-OPERATING EXPENSES	$52,713	$54,102	$(1,389)

TOTAL EXPENSES	$276,200	$255,495	$20,705

NET INCOME	$10,942	$71,418	$60,476

			VARIANCE
OPERATING CASH RECONCILIATION:
Depreciation and amortization	52,713	54,102	1,389
Recovery of amounts previously written off	0	(2,155)	(2,155)
(Increase) Decrease in current assets	(11,857)	6,598	18,455
Increase (Decrease) in current liabilities	20,006	13,299	(6,707)
(Increase) Decrease in cash reserved for payables	(20,050)	(13,585)	6,465
Current cash flows advanced from (reserved for) future distributions	168,357	144,357	(24,000)

Net Cash Provided From Operating Activities	$220,110	$274,034	$53,924

CASH FLOWS (USED IN) FROM INVESTING AND FINANCING ACTIVITIES
Indemnification Trust (Interest earnings reinvested)	$(155)	$(156)	$(1)
Recovery of amounts previously written off	0	2,155	2,155
Payment of Leasing Commissions	0	(4,140)	(4,140)

Net Cash (Used In) From Investing And Financing Activities	$(155)	$(2,141)	$(1,986)

Total Cash Flow For Quarter	$219,955	$271,893	$51,938

Cash Balance Beginning of Period	726,803	751,323	24,520
Less 1st quarter 2009 L.P. distributions paid 5/09	(220,000)	(230,000)	(10,000)
Change in cash reserved for payables or future distributions	(148,307)	(130,772)	17,535

Cash Balance End of Period	$578,451	$662,444	$83,993

Cash reserved for 2nd quarter 2009 L.P. distributions	(220,000)	(275,000)	(55,000)
Cash reserved for payment of accrued expenses	(76,885)	(96,162)	(19,277)
Cash advanced from (reserved for) future distributions	(177,326)	(186,326)	(9,000)

Unrestricted Cash Balance End of Period	$104,241	$104,956	$715

	PROJECTED	ACTUAL	VARIANCE
* Quarterly Distribution	$220,000	$275,000	$55,000
Mailing Date	08/14/2009	(enclosed )	—

*	Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR

DISCUSSION PURPOSES

DIVALL INSURED INCOME PROPERTIES 2 LP

2009 PROJECTED PROPERTY SUMMARY

AND RELATED RECEIPTS

FOR CURRENT INVESTMENT PROPERTIES

AS OF JUNE 30, 2009

PORTFOLIO	(Note 1)	REAL ESTATE			EQUIPMENT					TOTALS
CONCEPT	LOCATION	COST	ANNUAL BASE RENT	% YIELD	LEASE EXPIRATION DATE	COST	PRINCIPAL RETURNED AS OF 1/1/94	ANNUAL LEASE RECEIPTS	% RETURN	COST	ANNUAL RECEIPTS	RETURN
APPLEBEE’S (2)	COLUMBUS, OH	1,059,465	135,780	12.82%		84,500	29,849	0	0.00%	1,143,965	135,780	11.87%
DENNY’S (3)	PHOENIX, AZ	972,726	72,000	7.40%		183,239	0	0	0.00%	1,155,965	72,000	6.23%
CHINESE SUPER BUFFET	PHOENIX, AZ	865,900	72,000	8.32%		221,237	0	0	0.00%	1,087,137	72,000	6.62%
DAYTONA’S All SPORTS CAFÉ (4)	DES MOINES, IA	845,000	72,000	8.52%		52,813	0	0	0.00%	897,813	72,000	8.02%
KFC	SANTA FE, NM	451,230	60,000	13.30%						451,230	60,000	13.30%

Note:

1:	This property summary includes only property held by the Partnership as of June 30, 2009.
2:	The Applebee’s lease is set to expire on October 31, 2009. Management anticipates a lease renewal, so therefore twelve months of rent are included in annual base rent.
3:	The former Denny’s lease expired on April 30, 2009. A new twenty-three month lease was executed in June of 2009 and was retroactive to June 1, 2009 (set to expire on April 30, 2011).
4:	The Daytona’s lease expired on February 28, 2009. The terms of a new twenty-seventh month lease was agreed to in July of 2009 (retroactive to March 1, 2009), and includes first year base rent of $72,000. Daytona’s will continue to be charged month-to-month rent of $6,000 until the new lease is executed.
5:	Popeye’s ceased operations in June of 2008 and the lease was terminated in July of 2008. Management anticipates the property will be vacant throughout 2009.

PROJECTIONS FOR

DISCUSSION PURPOSES

DIVALL INSURED INCOME PROPERTIES 2 LP

2008 PROJECTED PROPERTY SUMMARY

AND RELATED RECEIPTS

FOR CURRENT INVESTMENT PROPERTIES

AS OF JUNE 30, 2009

PORTFOLIO	(Note 1)	REAL ESTATE			EQUIPMENT					TOTALS
CONCEPT	LOCATION	COST	ANNUAL BASE RENT	% YIELD	LEASE EXPIRATION DATE	COST	PRINCIPAL RETURNED AS OF 1/1/94	ANNUAL LEASE RECEIPTS	% RETURN	COST	TOTAL RECEIPTS	RETURN
VACANT (FORMER POPEYE’S) (5)	PARK FOREST, IL	580,938	0	0.00%						580,938	0	0.00%

PANDA BUFFET	GRAND FORKS, ND	739,375	38,000	5.14%						739,375	38,000	5.14%

WENDY’S	AIKEN, SC	633,750	90,480	14.28%						633,750	90,480	14.28%
WENDY’S	N. AUGUSTA, SC	660,156	87,780	13.30%						660,156	87,780	13.30%
WENDY’S	AUGUSTA, GA	728,813	96,780	13.28%						728,813	96,780	13.28%
WENDY’S	CHARLESTON, SC	596,781	76,920	12.89%						596,781	76,920	12.89%
WENDY’S	AIKEN, SC	776,344	96,780	12.47%						776,344	96,780	12.47%
WENDY’S	AUGUSTA, GA	649,594	86,160	13.26%						649,594	86,160	13.26%
WENDY’S	CHARLESTON, SC	528,125	70,200	13.29%						528,125	70,200	13.29%
WENDY’S	MT. PLEASANT, SC	580,938	77,280	13.30%						580,938	77,280	13.30%
WENDY’S	MARTINEZ, GA	633,750	84,120	13.27%						633,750	84,120	13.27%

PORTFOLIO TOTALS		11,302,885	1,216,280	10.76%		541,789	29,849	0	0.00%	11,844,674	1,216,280	10.27%

Note:

1:	This property summary includes only property held by the Partnership as of June 30, 2009.
2:	The Applebee’s lease is set to expire on October 31, 2009. Management anticipates a lease renewal, so therefore twelve months of rent are included in annual base rent.
3:	The former Denny’s lease expired on April 30, 2009. A new twenty-three month lease was executed in June of 2009 and was retroactive to June 1, 2009 (set to expire on April 30, 2011).
4:	The Daytona’s lease expired on February 28, 2009. The terms of a new twenty-seventh month lease was agreed to in July of 2009 (retroactive to March 1, 2009), and includes first year base rent of $72,000. Daytona’s will continue to be charged month-to-month rent of $6,000 until the new lease is executed.
5:	Popeye’s ceased operations in June of 2008 and the lease was terminated in July of 2008. Management anticipates the property will be vacant throughout 2009.

DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP,

a Wisconsin Limited Partnership

CONSENT OF LIMITED PARTNER TO AMEND THE

PARTNERSHIP AGREEMENT TO EXTEND THE LIFE OF THE

PARTNERSHIP TEN (10) YEARS TO NOVEMBER 30, 2020

The undersigned Limited Partner acknowledges receipt of the Consent Statement dated July 31, 2009 respecting the proposed amendment of the Partnership Agreement to extend the term of the Partnership by ten (10) years from November 30, 2010 to November 30, 2020. The undersigned Limited Partner understands that the General Partner is seeking approval from the Limited Partner’s to so amend the Partnership Agreement.

The General Partner recommends a vote “FOR” the amendment to the Partnership Agreement to extend the term of the Partnership by ten (10) years to November 30, 2020 as set forth below:

Section 2.2 of the Partnership Agreement is deleted in its entirety and the following substituted in lieu thereof:

“2.2 The term of the Partnership shall continue in full force and effect until November 30, 2020 or until dissolution prior thereto pursuant to the provisions of Article VIII.”

THIS PROPOSED AMENDMENT TO THE PARTNERSHIP AGREEMENT REQUIRES THE APPROVAL BY THE HOLDERS OF MORE THAN 50% OF THE OUTSTANDING UNITS OF THE PARTNERSHIP.

PLEASE CHECK THE APPROPRIATE BLANK BOX BELOW IN BLUE OR BLACK INK TO INDICATE YOUR VOTE ON THIS MATTER.

Consent to amend the Partnership Agreement to extend the term of the Partnership ten (10) years to November 30, 2020 as set forth above:

FOR  ☐    AGAINST  ☐    ABSTAIN  ☐

Date:
Signature of Unit Holder

Print Name

[LABEL]

Date:
Signature of Unit Holder, if held jointly

Print Name

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THE ABOVE LABEL REPRESENTING YOUR LIMITED PARTNERSHIP INTEREST. WHEN SUCH INTEREST(S) ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE OF SUCH. IF A CORPORATION, PLEASE HAVE SIGNED IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE HAVE SIGNED IN THE PARTNERSHIP’S NAME BY AN AUTHORIZED PERSON.